Filed Pursuant to Rule 424(b)(2)
                                                     Registration No. 333-132747

PROSPECTUS SUPPLEMENT
(To Prospectus dated March 27, 2006)

Partial Principal Protected Notes
UBS AG $3,500,000 NOTES LINKED TO THE S&P 500(R) INDEX DUE JUNE 29, 2012

Issuer (Booking Branch):         UBS AG (Jersey Branch)

Maturity Date:                   June 29, 2012 (Investment Term of 5 years 9
                                 months).

No Interest Payments:            We will not pay you interest during the term of
                                 the Notes.

Underlying Index:                The return on the Notes is linked to the
                                 performance of the S&P 500(R) Index (the
                                 "Index").

Payment at Maturity:             At maturity, you will receive a cash payment
                                 per $10 principal amount of the Notes based on the Index Return.

                                 o If the Index Return is positive, you will
                                   receive your principal plus an additional payment equal to 100% of the Index Return.

                                 o If the Index Return is between 0% and -15%,
                                   you will receive your full principal.

                                 o If the Index Return is less than -15%, you
                                   will lose 1% (or fraction thereof) of your principal for each percentage point (or fraction thereof) that the Index Return is below -15%. ACCORDINGLY, IF THE INDEX HAS DECLINED BY MORE THAN 15% OVER THE TERM OF THE NOTES, YOU WILL LOSE UP TO 85% OF YOUR PRINCIPAL AT MATURITY.

                                 See "Specific Terms of the Notes--Payment at
                                 Maturity" beginning on page S-18.

Index Return:                    Index Ending Level - Index Starting Level
                                 -----------------------------------------------
                                             Index Starting Level

Index Starting Level:            1314.78, the closing level of the Index on
                                 September 22, 2006 (the "trade date").

Index Ending Level:              The Index Ending Level will be the closing
                                 level of the Index on June 22, 2012 (the "final valuation date").

                                 THE INDEX RETURN MAY BE NEGATIVE, AND AS A
                                 RESULT, YOU MAY LOSE UP TO 85% OF YOUR
                                 INVESTMENT.

No Listing:                      The Notes will not be listed or displayed on
                                 any securities exchange, the Nasdaq National
                                 Market System or any electronic communications network.

CUSIP Number:                    G91659196

SEE "RISK FACTORS" BEGINNING ON PAGE S-8 FOR RISKS RELATED TO AN INVESTMENT IN THE NOTES.


This offering is registered with the Securities and Exchange Commission. Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement and accompanying prospectus. Any representation to the contrary is a criminal offense.


The Notes are not deposit liabilities of UBS AG and are not FDIC insured.

                           Price to       Underwriting      Proceeds to
                            Public          Discount          UBS AG
Per Note .............       100%             3.5%             96.5%
Total ................    $3,500,000        $122,500        $3,377,500

UBS INVESTMENT BANK                     UBS FINANCIAL SERVICES INC.
Prospectus Supplement dated September 22, 2006                [LOGO OMITTED] UBS

Prospectus Supplement Summary


THE FOLLOWING IS A SUMMARY OF TERMS OF THE NOTES, AS WELL AS A DISCUSSION OF FACTORS YOU SHOULD CONSIDER BEFORE PURCHASING THE NOTES. THE INFORMATION IN THIS
SECTION IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED EXPLANATIONS SET FORTH ELSEWHERE IN THIS PROSPECTUS SUPPLEMENT AND IN THE ACCOMPANYING PROSPECTUS. PLEASE NOTE THAT REFERENCES TO "UBS," "we," "our" and "us" refer only to UBS AG and NOT TO ITS CONSOLIDATED SUBSIDIARIES.

WHAT ARE THE NOTES?

The Partial Principal Protected Notes (the "Notes") are medium-term notes issued by UBS that are linked to the performance of the S&P 500(R) Index (the
"Index") offering principal protection for a decline of up to 15% in the Index and 100% participation in any appreciation of the Index.

The Index is an index published by Standard & Poor's that is based on the relative value of the aggregate market value of the common stock of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943, and is intended to provide an indication of the pattern of common stock price movement. The Index is reported by Bloomberg L.P. under ticker symbol "SPX."

For further information concerning the Index, see "The Index" beginning on page S-13.

At maturity, you will receive a cash payment per $10 principal amount of the Notes based on the Index Return.

> If the Index Return is positive, you will receive your principal plus an additional payment equal to your principal times the Index Return.

> If the Index Return is between 0% and -15%, you will receive your full principal.

> If the Index Return is less than -15%, you will lose 1% of your principal for each percentage point that the Index Return is below -15%. For example, an Index Return of -20% will result in a 5% loss of principal. ACCORDINGLY, IF THE INDEX HAS DECLINED BY MORE THAN 15% OVER THE TERM OF THE NOTES, YOU WILL LOSE UP TO 85% OF YOUR PRINCIPAL AT MATURITY.

We will not pay you interest during the term of the Notes.

The "Index Return," which may be positive or negative, will be calculated as follows:
            Index Return = Index Ending Level - Index Starting Level
                           -----------------------------------------
                                  Index Starting Level

The "Index Starting Level" is 1314.78 and the "Index Ending Level" will be the closing level of the Index on the final valuation date.

The return on the Index over the term of the Notes will be based on the appreciation or depreciation in the level of the Index on the final valuation date.

For further information concerning the calculation of the return on the Index and of the payment at maturity, see "What are the steps to calculate payment at maturity?" beginning on page S-3 and "Specific Terms of the Notes--Payment at Maturity" beginning on page S-18.

SELECTED PURCHASE CONSIDERATIONS

> GROWTH POTENTIAL--The Notes provide the opportunity for participation in the potential appreciation in the level of the Index from the trade date relative to the final valuation date. You will receive 100% of the Index gains at maturity.

> PARTIAL PRINCIPAL PROTECTION--At maturity, your principal is fully protected against a decline of up to 15% in the Index. If the Index Return is less than -15%, you will lose 1% of your principal for each percentage point that the Index Return is below -15%.

> MINIMUM INVESTMENT--Your minimum investment is 100 Notes at a principal amount of $10.00 per Note (for a total minimum purchase of $1,000). Purchases in excess of the minimum amount may be made in integrals of one Note at a principal amount of $10.00 per Note. Purchases and sales made in the secondary market are not subject to the minimum investment of 100 Notes.

SELECTED RISK CONSIDERATIONS

An investment in the Notes involves significant risks. Selected risks are summarized here, but we urge you to read the more detailed explanation of risks in "Risk Factors" beginning on page S-8.

> AT MATURITY, THE NOTES ARE EXPOSED TO ANY DECLINE IN THE LEVEL OF THE INDEX IN EXCESS OF 15%--If the Index Return is less than -15%, you will lose 1% (or fraction thereof) of your principal for each percentage point (or fraction thereof) that the Index Return is below -15%. ACCORDINGLY, IF THE INDEX HAS DECLINED BY MORE THAN 15% OVER THE TERM OF THE NOTES, YOU WILL LOSE UP TO 85% OF YOUR PRINCIPAL AT MATURITY.

> PARTIAL PRINCIPAL PROTECTION ONLY IF YOU HOLD THE NOTES TO MATURITY--You should be willing to hold your Notes to maturity. If you sell your Notes in the secondary market prior to maturity, you may have to sell them at a discount and you will not have partial principal protection for a decline in the level of the Index of up to 15%.

> MARKET RISK--The return on the Notes, which may be positive or negative, is linked to the performance of the Index, and will depend on whether, and the extent to which, the Index Return is positive or negative.

> NO INTEREST OR DIVIDEND PAYMENTS--You will not receive any periodic interest payments on the Notes, and you will not receive any dividend payments or other distributions on the securities included in the Index (the "Index Constituent Stocks").

> THERE MAY BE LITTLE OR NO SECONDARY MARKET FOR THE NOTES--The Notes will not be listed or displayed on any securities exchange, the Nasdaq National Market System or any electronic communications network. There can be no assurance that a secondary market will develop for the Notes. UBS Securities LLC and other affiliates of UBS currently intend to make a market in the Notes, although they are not required to do so and may stop making a market at any time. If you sell your Notes prior to maturity, you may have to sell them at a substantial discount.

THE NOTES MAY BE A SUITABLE INVESTMENT FOR YOU IF:

> You seek an investment with a return linked to the performance of the Index.

> You seek an investment that offers protection for 15% of the principal amount of the Notes when the Notes are held to maturity.

>    You are willing to hold the Notes to maturity.

>    You do not seek current income from this investment.

THE NOTES MAY NOT BE A SUITABLE INVESTMENT FOR YOU IF:

>    You are unable or unwilling to hold the Notes to maturity.

>    You seek an investment that is 100% principal protected.

> You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

>    You seek current income from your investments.

>    You seek an investment for which there will be an active secondary market.

WHAT ARE THE TAX CONSEQUENCES OF THE NOTES?

THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN THE NOTES ARE UNCERTAIN. SOME OF THESE TAX CONSEQUENCES ARE SUMMARIZED BELOW, BUT WE URGE YOU TO READ THE MORE DETAILED DISCUSSION IN "SUPPLEMENTAL TAX CONSIDERATIONS--SUPPLEMENTAL U.S. TAX CONSIDERATIONS" ON PAGE S-25.

Pursuant to the terms of the Notes, UBS and you agree, in the absence of an administrative or judicial ruling to the contrary, to characterize your Notes as a pre-paid cash-settled forward contract with respect to the Index. If your Notes are so treated, you would generally recognize capital gain or loss upon the sale or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes. Such gain or loss would generally be long term capital gain or loss if you have held your Notes for more than one year.

IN THE OPINION OF OUR COUNSEL, SULLIVAN & CROMWELL LLP, IT WOULD BE REASONABLE TO TREAT YOUR NOTES IN THE MANNER DESCRIBED ABOVE. HOWEVER, BECAUSE THERE IS NO AUTHORITY THAT SPECIFICALLY ADDRESSES THE TAX TREATMENT OF THE NOTES, IT IS POSSIBLE THAT YOUR NOTES COULD ALTERNATIVELY BE TREATED FOR TAX PURPOSES IN THE MANNER DESCRIBED UNDER "SUPPLEMENTAL TAX CONSIDERATIONS--SUPPLEMENTAL U.S. TAX CONSIDERATIONS--ALTERNATIVE TREATMENT" ON PAGE S-26.

WHAT ARE THE STEPS TO CALCULATE PAYMENT AT MATURITY?

Set forth below is an explanation of the steps necessary to calculate the payment at maturity on the Notes.

STEP 1: CALCULATE THE INDEX RETURN.

The "Index Return" is calculated based on the closing level of the Index on the trade date relative to the final valuation date and is calculated as follows:

            Index Return = Index Ending Level - Index Starting Level
                           -----------------------------------------
                                 Index Starting Level

where the Index Starting Level is 1314.78 and the Index Ending Level will be the closing level of the Index on the final valuation date.

STEP 2: CALCULATE THE PAYMENT AT MATURITY.

At maturity, you will receive a cash payment per $10 principal amount of the Notes based on the Index Return:

> If the Index Return is positive, you will receive your principal plus an additional payment equal to 100% of the Index Return. In this case, the payment at maturity will be calculated as follows:

         $10 + ($10 x (100% x Index Return)).

>    If the Index Return is between 0% and -15%, you will receive $10.00.

> If the Index Return is less than -15%, you will lose 1% (or fraction thereof) of your principal for each percentage point (or fraction thereof) that the Index Return is below -15%. For example, an Index Return of -20% will result in a 5% loss of principal. In this case, the payment at maturity will be calculated as follows:

         $10 + ($10 x (Index Return + 15%)).

IF THE INDEX HAS DECLINED BY MORE THAN 15% OVER THE TERM OF THE NOTES, YOU WILL LOSE UP TO 85% OF YOUR PRINCIPAL AT MATURITY.

HYPOTHETICAL EXAMPLES OF HOW THE NOTES PERFORM AT MATURITY

The examples below are based on the following assumptions:
--------------------------------------------------------------------------------
  Principal Amount:                         $10.00
  Index Starting Level:                     1314.78
  Participation Rate:                       100% if the Index Return is positive
  Partial Principal Protection:             -15%
  Investment Term:                          5 years 9 months

--------------------------------------------------------------------------------
  EXAMPLE 1 -- THE INDEX RETURN IS 50%
--------------------------------------------------------------------------------
  CALCULATION OF CASH PAYMENT AT MATURITY ON THE NOTES

   If we assume that the Index Ending Level is 1972.17, the Index Return would therefore be 50%. The investor would receive at maturity the principal amount of each Note plus a payment equal to 100% of the Index Return, as set forth below:
   o Principal amount of each Note =                                      $10.00
   plus
   o Principal amount of each Note x 100% x Index Return
     $10.00 x 100% x 50% =                                                $ 5.00
                                                                          ------
                                                                  TOTAL:  $15.00
                                                                          ======

  INVESTOR RECEIVES $15.00 AT MATURITY FOR EACH NOTE (A 50% TOTAL RETURN).

  CALCULATION OF COMPARATIVE RETURN ON A $10.00 DIRECT INVESTMENT IN THE INDEX
   o Principal amount =                                                   $10.00
   plus
   o Principal amount x Index Return
     $10.00 x 50% =                                                       $ 5.00
                                                                          ------
                                                                  TOTAL:  $15.00
                                                                          ======

  INVESTOR WOULD RECEIVE $15.00 ON A $10.00 DIRECT INVESTMENT IN THE INDEX (A 50% TOTAL RETURN).

--------------------------------------------------------------------------------
  EXAMPLE 2 -- THE INDEX RETURN IS 120%
--------------------------------------------------------------------------------
  CALCULATION OF CASH PAYMENT AT MATURITY ON THE NOTES
   If we assume that the Index Ending Level is 2,892.52, the Index Return would therefore be 120%. The investor would receive at maturity the principal amount of each Note plus a payment equal to 100% of the Index Return, as set forth below:
   o Principal amount of each Note =                                      $10.00
   plus
   o Principal amount of each Note x 100% x Index Return
     $10.00 x 100% x 120% =                                               $12.00
                                                                          ------
                                                                  TOTAL:  $22.00
                                                                          ======
  INVESTOR RECEIVES $22.00 AT MATURITY FOR EACH NOTE (A 120% TOTAL RETURN).

  CALCULATION OF COMPARATIVE RETURN ON A $10.00 DIRECT INVESTMENT IN THE INDEX
   o Principal amount =                                                   $10.00
   plus
   o Principal amount x Index Return
     $10.00 x 120% =                                                      $12.00
                                                                          ------
                                                                  TOTAL:  $22.00
                                                                          ======
  INVESTOR WOULD RECEIVE $22.00 ON A $10.00 DIRECT INVESTMENT IN THE INDEX (A 120% TOTAL RETURN).

--------------------------------------------------------------------------------
  EXAMPLE 3 -- THE INDEX RETURN IS -15%
--------------------------------------------------------------------------------

  CALCULATION OF CASH PAYMENT AT MATURITY ON THE NOTES

   If we assume that the Index Ending Level is 1117.56, the Index Return would therefore be -15%. Since the Notes provide partial principal protection for up to a -15% decline in the Index, the investor would receive at maturity the full principal amount, as set forth below:

   Principal amount of each Note =                                        $10.00
                                                                  TOTAL:  $10.00
                                                                          ======

  INVESTOR RECEIVES $10.00 AT MATURITY FOR EACH NOTE (A 0% TOTAL RETURN).

  CALCULATION OF COMPARATIVE RETURN ON A $10.00 DIRECT INVESTMENT IN THE INDEX
   o Principal amount =                                                   $10.00
     plus
   o Principal amount x Index Return
     $10.00 x (-15%) =                                                    -$1.50
                                                                          ------
                                                                  TOTAL:   $8.50
                                                                          ======

  INVESTOR WOULD RECEIVE $8.50 ON A $10.00 DIRECT INVESTMENT IN THE INDEX (A -15% TOTAL RETURN).

--------------------------------------------------------------------------------
  EXAMPLE 4 -- THE INDEX RETURN IS -50%
--------------------------------------------------------------------------------

  CALCULATION OF CASH PAYMENT AT MATURITY ON THE NOTES

   If we assume that the Index Ending Level is 657.39, the Index Return would therefore be -50%, which is less than -15%. The investor loses 1% (or fraction thereof) of the principal amount at maturity for every percentage point (or fraction thereof) the Index Return is below -15%, as set forth below:

   o Principal amount of each Note =                                      $10.00
   plus
   o Principal amount of each Note x (Index Return + 15%)
     $10.00 x (-50% + 15%)
     $10.00 x (-35%) =                                                    -$3.50
                                                                          ------
                                                                  TOTAL:   $6.50
                                                                          ======

  INVESTOR RECEIVES $6.50 AT MATURITY FOR EACH NOTE (A 35% LOSS).

  CALCULATION OF COMPARATIVE RETURN ON A $10.00 DIRECT INVESTMENT IN THE INDEX

   o Principal amount =                                                   $10.00
   plus
   o Principal amount x Index Return
     $10.00 x (-50%) =                                                    -$5.00
                                                                          ------
                                                                  TOTAL:   $5.00
                                                                          ======

  INVESTOR WOULD RECEIVE $5.00 ON A $10.00 DIRECT INVESTMENT IN THE INDEX (A -50% TOTAL RETURN).

HYPOTHETICAL PERFORMANCE OF THE NOTES AT MATURITY
The table and graph below represent the hypothetical performance of an investment in the Notes.

--------------------------------------------------------------------------------
  ASSUMPTIONS:
--------------------------------------------------------------------------------
  Principal Amount:                         $10
  Index Starting Level:                     1314.78
  Participation Rate:                       100% if the Index Return is positive
  Partial Principal Protection:             -15%
  Index Performance:                        100% to -100%
  Term:                                     5 years 9 months

   PERFORMANCE OF THE INDEX         PERFORMANCE OF THE NOTES
-----------------------------      ----------------------------
     INDEX          INDEX           NOTES PAYMENT    NOTES
 ENDING LEVEL      RETURN*           AT MATURITY    RETURN*
-----------------------------      ----------------------------
     2,629.56       100.0%             $20.00        100.0%
     2,498.08        90.0%             $19.00         90.0%
     2,366.60        80.0%             $18.00         80.0%
     2,103.65        60.0%             $16.00         60.0%
     1,840.69        40.0%             $14.00         40.0%
     1,577.74        20.0%             $12.00         20.0%
     1,446.26        10.0%             $11.00         10.0%
-----------------------------      ----------------------------
     1,314.78         0.0%             $10.00          0.0%
-----------------------------      ----------------------------
     1,183.30       -10.0%             $10.00          0.0%
-----------------------------      ----------------------------
     1,117.56       -15.0%             $10.00          0.0%
-----------------------------      ----------------------------
     1,051.82       -20.0%              $9.50         -5.0%
       920.35       -30.0%              $8.50        -15.0%
       788.87       -40.0%              $7.50        -25.0%
       262.96       -80.0%              $3.50        -65.0%
       131.48       -90.0%              $2.50        -75.0%
         0.00      -100.0%              $1.50        -85.0%

* PERCENTAGES HAVE BEEN ROUNDED FOR EASE OF ANALYSIS

                                [GRAPHIC OMITTED]

--------------------------------------------------------------------------------


Risk Factors

The return on the Notes is linked to the performance of the S&P 500(R) Index (the "Index"). Investing in the Notes is not equivalent to a direct investment in the Index. This section describes the most significant risks relating to the Notes. WE URGE YOU TO READ THE FOLLOWING INFORMATION ABOUT THESE RISKS, TOGETHER WITH THE OTHER INFORMATION IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, BEFORE INVESTING IN THE NOTES.

YOU MAY LOSE SOME OF YOUR PRINCIPAL.

The Notes combine features of equity and debt. The Notes differ from those of ordinary debt securities in that we will not pay you a fixed amount at maturity or interest during the term of the Notes. Instead, we will pay you in cash at maturity an amount based on the performance of the Index, subject to partial principal protection for declines of up to 15% in the Index. The Notes are exposed to a decline in the Index greater than 15%. You will lose 1% (or fraction thereof) of your principal for each percentage point (or fraction thereof) that the Index Return is below -15%. For example, an Index Return of -20% will result in a 5% loss of principal. ACCORDINGLY, YOU CAN LOSE UP TO 85% OF THE PRINCIPAL AMOUNT OF YOUR NOTES AT MATURITY IF THE INDEX DECLINES BY MORE THAN 15% OVER THE TERM OF THE NOTES.

OWNING THE NOTES IS NOT THE SAME AS OWNING THE INDEX CONSTITUENT STOCKS.

The return on your Notes may not reflect the return you would realize if you actually owned the Index Constituent Stocks. This is the case because the level of the Index is calculated in part by reference to the prices of the Index Constituent Stocks without taking into consideration the value of dividends paid on those stocks.

Even if the level of the Index increases during the term of the Notes, the market value of the Notes may not increase by the same amount. It is also possible for the level of the Index to increase while the market value of the Notes declines.

CHANGES THAT AFFECT THE INDEX WILL AFFECT THE MARKET VALUE OF THE NOTES AND THE AMOUNT YOU WILL RECEIVE AT MATURITY.

The policies of Standard & Poor's, a division of The McGraw-Hill Companies, Inc. ("S&P"), concerning the calculation of the Index, additions, deletions or substitutions of the Index Constituent Stocks and the manner in which changes affecting the Index Constituent Stocks or the issuers of the Index Constituent Stocks, such as stock dividends, reorganizations or mergers, are reflected in its respective Index, could affect its respective Index and, therefore, could affect the amount payable on the Notes at maturity, and the market value of the Notes prior to maturity. The amount payable on the Notes and their market value could also be affected if S&P changes these policies, for example, by changing the manner in which it calculates its respective Index, or if S&P discontinues or suspends calculation or publication of its respective Index, in which case it may become difficult to determine the market value of the Notes. If events such as these occur or if the Index Ending Level is not available because of a market disruption event or for any other reason, the calculation agent--which initially will be UBS Securities LLC, an affiliate of UBS--may determine the Index Ending Level or fair market value of the Notes--and, thus, the amount payable at maturity--in a manner it considers appropriate, in its sole discretion.

THERE MAY NOT BE AN ACTIVE TRADING MARKET IN THE NOTES--SALES IN THE SECONDARY MARKET MAY RESULT IN SIGNIFICANT LOSSES.

You should be willing to hold your Notes to maturity. There may be little or no secondary market for the Notes. The Notes will not be listed or displayed on any securities exchange, the Nasdaq National Market System or any electronic communications network. UBS Securities LLC and other affiliates of UBS

RISK FACTORS
--------------------------------------------------------------------------------

currently intend to make a market for the Notes, although they are not required to do so. UBS Securities LLC or any other affiliate of UBS may stop any such market making activities at any time.

If you sell your Notes before maturity, you may have to do so at a substantial discount from the issue price, and as a result, you may suffer substantial losses. In addition, you will not have protection for a decline in the Index of up to 15%.

THE MARKET VALUE OF THE NOTES MAY BE INFLUENCED BY UNPREDICTABLE FACTORS.

The market value of your Notes may fluctuate between the date you purchase them and the final valuation date when the calculation agent will determine your payment at maturity. Several factors, many of which are beyond our control, will influence the market value of the Notes. We expect that, generally, the level of the Index on any day will affect the market value of the Notes more than any other single factor. Other factors that may influence the market value of the Notes include:

> the volatility of the Index (I.E., the frequency and magnitude of changes in the level of the Index);

>    the composition of the Index and changes in the Index Constituent Stocks;

>    the market prices of the Index Constituent Stocks;

> the dividend rate paid on Index Constituent Stocks (while not paid to the holders of the Notes, dividend payments on Index Constituent Stocks may influence the market price of Index Constituent Stocks and the level of the Index, and therefore affect the market value of the Notes);

>    interest rates in the U.S. market;

>    the time remaining to the maturity of the Notes;

> supply and demand for the Notes, including inventory positions with UBS Securities LLC or any other market maker;

> economic, financial, political, regulatory, judicial or other events that affect the level of the Index or the market price of the Index Constituent Stocks or that affect stock markets generally; and

>    the creditworthiness of UBS.

HISTORICAL PERFORMANCE OF THE INDEX SHOULD NOT BE TAKEN AS AN INDICATION OF THE FUTURE PERFORMANCE OF THE INDEX DURING THE TERM OF THE NOTES.

The trading prices of the Index Constituent Stocks will determine the level of the Index. The historical performance of the Index should not be taken as an indication of the future performance of the Index. As a result, it is impossible to predict whether the level of the Index will rise or fall. Trading prices of the Index Constituent Stocks will be influenced by complex and interrelated political, economic, financial and other factors that can affect the market prices of the Index Constituent Stocks discussed above.

TRADING AND OTHER TRANSACTIONS BY UBS OR ITS AFFILIATES IN INDEX CONSTITUENT STOCKS, FUTURES, OPTIONS, EXCHANGE-TRADED FUNDS OR OTHER DERIVATIVE PRODUCTS ON INDEX CONSTITUENT STOCKS OR THE INDEX MAY IMPAIR THE MARKET VALUE OF THE NOTES.

As described below under "Use of Proceeds and Hedging" on page S-23, UBS or its affiliates may hedge their obligations under the Notes by purchasing Index Constituent Stocks, futures or options on Index Constituent Stocks or the Index, or exchange-traded funds or other derivative instruments with returns linked or related to changes in the performance of Index Constituent Stocks or the Index, and they may adjust these hedges by, among other things, purchasing or selling Index Constituent Stocks, futures, options, or exchange-traded funds or other derivative instruments at any time. Although they are not expected to, any

RISK FACTORS
--------------------------------------------------------------------------------

of these hedging activities may adversely affect the market price of Index Constituent Stocks and the level of the Index and, therefore, the market value of the Notes. It is possible that UBS or its affiliates could receive substantial returns from these hedging activities while the market value of the Notes declines.

UBS or its affiliates may also engage in trading in Index Constituent Stocks and other investments relating to Index Constituent Stocks or the Index on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Any of these activities could adversely affect the market price of Index Constituent Stocks and the levels of the Index and, therefore, the market value of the Notes. UBS or its affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of Index Constituent Stocks or the Index. By introducing competing products into the marketplace in this manner, UBS or its affiliates could adversely affect the market value of the Notes.

THE BUSINESS ACTIVITIES OF UBS OR ITS AFFILIATES MAY CREATE CONFLICTS OF
INTEREST.

As noted above, UBS and its affiliates expect to engage in trading activities related to the Index and the Index Constituent Stocks that are not for the account of holders of the Notes or on their behalf. These trading activities may present a conflict between the holders' interest in the Notes and the interests UBS and its affiliates will have in their proprietary accounts, in facilitating transactions, including block trades and options and other derivatives transactions for their customers and in accounts under their management. These trading activities, if they influence the level of the Index, could be adverse to such holders' interests as beneficial owners of the Notes.

UBS and its affiliates may, at present or in the future, engage in business with the issuers of the Index Constituent Stocks, including making loans to or providing advisory services to those companies. These services could include investment banking and merger and acquisition advisory services. Any of these activities by UBS, UBS Securities LLC or other affiliates may affect the market price of the Index Constituent Stocks and/or the level of the Index and, therefore, the market value of the Notes.

WE AND OUR AFFILIATES MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE NOTES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE LEVEL OF THE UNDERLYING ASSETS OR INDEX TO WHICH THE NOTES ARE LINKED OR THE MARKET VALUE OF THE NOTES.

UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. UBS and its affiliates may have published research or other opinions that calls into question the investment view implicit in the Notes. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Notes and the underlying assets, index or indices to which the Notes are linked.

YOU WILL NOT RECEIVE INTEREST PAYMENTS ON THE NOTES OR DIVIDEND PAYMENTS ON THE INDEX CONSTITUENT STOCKS OR HAVE SHAREHOLDER RIGHTS IN THE INDEX CONSTITUENT STOCKS.

You will not receive any periodic interest payments on the Notes and you will not receive any dividend payments or other distributions on the Index Constituent Stocks. As an owner of the Notes, you will not have voting rights or any other rights that holders of Index Constituent Stocks may have.

RISK FACTORS
--------------------------------------------------------------------------------

UBS AND ITS AFFILIATES HAVE NO AFFILIATION WITH S&P AND ARE NOT RESPONSIBLE FOR THEIR PUBLIC DISCLOSURE OF INFORMATION.

UBS and its affiliates are not affiliated with S&P in any way (except for licensing arrangements discussed below in "The Index" beginning on page S-13) and have no ability to control or predict their actions, including any errors in or discontinuation of disclosure regarding their methods or policies relating to the calculation of the Index. If S&P discontinues or suspends the calculation of the Index, it may become difficult to determine the market value of the Notes or the amount payable at maturity. The calculation agent may designate a successor index selected in its sole discretion. If the calculation agent determines in its sole discretion that no successor index comparable to the Index exists, the amount you receive at maturity will be determined by the calculation agent in its sole discretion. See "Specific Terms of the Notes--Market Disruption Event" on page S-19 and "Specific Terms of the Notes--Discontinuance of or Adjustments to the Index; Alteration of Method of Calculation" on page S-21. S&P is not involved in the offer of the Notes in any way and have no obligation to consider your interest as an owner of Notes in taking any actions that might affect the value of your Notes.

We have derived the information about S&P and the Index in this prospectus supplement from publicly available information, without independent verification. Neither we nor any of our affiliates assumes any responsibility for the adequacy or accuracy of the information about the Index or S&P contained in this prospectus supplement. You, as an investor in the Notes, should make your own investigation into the Index and S&P.

THERE ARE POTENTIAL CONFLICTS OF INTEREST BETWEEN YOU AND THE CALCULATION AGENT.

UBS's affiliate, UBS Securities LLC, will serve as the calculation agent. UBS Securities LLC will, among other things, decide the amount paid out to you on the Notes at maturity. For a fuller description of the calculation agent's role, see "Specific Terms of the Notes--Role of Calculation Agent" on page S-22. The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent may have to determine whether a market disruption event affecting the Index Constituent Stocks or the Index has occurred or is continuing on a day when the calculation agent will determine the Index Ending Level for the Index. This determination may, in turn, depend on the calculation agent's judgment whether the event has materially interfered with our ability to unwind our hedge positions. Since these determinations by the calculation agent may affect the market value of the Notes, the calculation agent may have a conflict of interest if it needs to make any such decision.

THE CALCULATION AGENT CAN POSTPONE THE CALCULATION OF THE INDEX ENDING LEVEL FOR THE INDEX OR THE MATURITY DATE IF A MARKET DISRUPTION EVENT OCCURS ON THE FINAL VALUATION DATE.

The determination of the Index Ending Level for the Index may be postponed if the calculation agent determines that a market disruption event has occurred or is continuing on the final valuation date for the Index. If such a postponement occurs, the calculation agent will use the closing level of the Index on the first calendar day on which no market disruption event occurs or is continuing. In no event, however, will the final valuation date be postponed by more than ten business days. As a result, the maturity date for the Notes could also be postponed, although not by more than ten business days.

If the determination of the Index Ending Level for the Index is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the date on which the Index Ending Level will be determined by the calculation agent. In such an event, the calculation agent will make a good faith estimate in its sole discretion of the Index Ending Level that would have prevailed in the absence of the market disruption event. See "Specific Terms of the Notes--Market Disruption Event" beginning on page S-19.

RISK FACTORS
--------------------------------------------------------------------------------

SIGNIFICANT ASPECTS OF THE TAX TREATMENT OF THE NOTES ARE UNCERTAIN.

Significant aspects of the tax treatment of the Notes are uncertain. We do not plan to request a ruling from the Internal Revenue Service or from any Swiss authorities regarding the tax treatment of the Notes, and the Internal Revenue Service or a court may not agree with the tax treatment described in this prospectus supplement. Please read carefully the section entitled "What are the tax consequences of the Notes?" in the summary section of page S-3, "Supplemental Tax Considerations" beginning on page S-25, and the sections "U.S. Tax Considerations" and "Tax Considerations Under the Laws of Switzerland" in the accompanying prospectus. You should consult your tax advisor about your own tax situation.

THE INCLUSION OF COMMISSIONS AND COMPENSATION IN THE ORIGINAL ISSUE PRICE IS LIKELY TO ADVERSELY AFFECT SECONDARY MARKET PRICES.

Assuming no change in market conditions or any other relevant factors, the price, if any, at which UBS Securities LLC or its affiliates are willing to purchase the notes in secondary market transactions will likely be lower than the initial public offering price, since the initial public offering price included, and secondary market prices are likely to exclude, commissions or other compensation paid with respect to the notes. In addition, any such prices may differ from values determined by pricing models used by UBS Securities LLC or its affiliates, as a result of dealer discounts, mark-ups or other transactions.

--------------------------------------------------------------------------------


The Index

THE S&P 500(R) INDEX

We have derived all information regarding the S&P 500(R) Index (the "Index") contained in this prospectus supplement, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by Standard & Poor's, a division of The McGraw-Hill Companies, Inc. ("S&P"). We do not assume any responsibility for the accuracy or completeness of such information. S&P has no obligation to continue to publish the Index, and may discontinue publication of the Index.

The Index is intended to provide an indication of the pattern of common stock price movement. The calculation of the value of the Index, discussed below in further detail, is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time (the "Index Constituent Stocks") compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. As of August 31, 2006, 424 companies or 86.2% of the Index by market capitalization traded on the New York Stock Exchange, 76 companies or 13.8% of the Index by market capitalization traded on The Nasdaq Stock Market, and 0 companies or 0.0% of the Index by market capitalization traded on the American Stock Exchange. As of August 31, 2006, the Index represented approximately 74% of the market value of S&P's internal database of over 6,956 equities. S&P chooses companies for inclusion in the Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of its database of over 6,956 equities, which S&P uses as an assumed model for the composition of the total market. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company's common stock is generally responsive to changes in the affairs of the respective industry and the market value and trading activity of the common stock of that company. Ten main groups of companies comprise the Index with the number of companies currently included in each group indicated in parentheses:
Consumer Discretionary (86), Consumer Staples (39), Energy (29), Financials
(89), Health Care (56), Industrials (52), Information Technology (78), Materials
(30), Telecommunication Services (10) and Utilities (31). S&P may, from time to time, in its sole discretion, add companies to or delete companies from the Index to achieve the objectives stated above.

S&P calculates the Index by reference to the prices of the Index Constituent Stocks without taking account of the value of dividends paid on such stocks. As a result, the return on the Notes will not reflect the return you would realize if you actually owned the Index Constituent Stocks and received the dividends paid on such stocks.

COMPUTATION OF THE INDEX

S&P currently computes the Index as of a particular time as follows:

> the product of the market price per share and the number of then outstanding shares of each component stock, adjusted as described below, is determined as of that time (referred to as the "market value" of that stock);

>    the market values of all component stocks as of that time are aggregated;

> the mean average of the market values as of each week in the base period of the years 1941 through 1943 of the common stock of each company in a group of 500 substantially similar companies is determined;

THE INDEX
--------------------------------------------------------------------------------

> the mean average market values of all these common stocks over the base period are aggregated (the aggregate amount being referred to as the "base value");

> the current aggregate market value of all component stocks is divided by the base value; and

>    the resulting quotient, expressed in decimals, is multiplied by ten.

Prior to March 2005, the market value of a component stock was calculated as the product of the market price per share and the total number of outstanding shares of the component stock. In September 2004, S&P announced that it would transition to using a "float-adjusted" number of shares to calculate the Index, meaning that, with respect to each component stock, only the number of shares of such stock available to investors, rather than all of the outstanding shares, would be used to determine the component stock's market value. The transition to float adjustment took place in two steps. The first step took place in March 2005, when S&P began calculating market value as the product of the market price per share and the average of the number of outstanding shares and the float-adjusted number of shares of a component stock. The second step took place in September 2005, when S&P began using only the float-adjusted number of shares to calculate market value.

S&P adjusts the foregoing formula to offset the effects of changes in the market value of a component stock that are determined by S&P to be arbitrary or not due to true market fluctuations. These changes may result from causes such as:

>    the issuance of stock dividends;

> the granting to shareholders of rights to purchase additional shares of stock;

>    the purchase of shares by employees pursuant to employee benefit plans;

>    consolidations and acquisitions;

> the granting to shareholders of rights to purchase other securities of the issuer;

>    the substitution by S&P of particular component stocks in the Index; or

>    other reasons.

In these cases, S&P first recalculates the aggregate market value of all component stocks, after taking account of the new market price per share of the particular component stock or the new number of outstanding shares of that stock or both, as the case may be, and then determines the new base value in accordance with the following formula:

                                New Market Value
              Old Base Value x ------------------ = New Base Value
                                Old Market Value

The result is that the base value is adjusted in proportion to any change in the aggregate market value of all component stocks resulting from the causes referred to above to the extent necessary to negate the effects of these causes upon the Index.

Neither UBS nor any of its affiliates accepts any responsibility for the calculation, maintenance or publication of, or for any error, omission or disruption in, the Index or any successor index. While S&P currently employs the above methodology to calculate the Index, no assurance can be given that S&P will not modify or change this methodology in a manner that may affect the amount payable at maturity to beneficial owners of the Notes. S&P does not guarantee the accuracy or the completeness of the Index or any data included in the Index. S&P assumes no liability for any errors, omissions or disruption in the

THE INDEX
--------------------------------------------------------------------------------

calculation and dissemination of the Index. S&P disclaims all responsibility for any errors or omissions in the calculation and dissemination of the Index or the manner in which the Index is applied in determining the amount payable at maturity.

HISTORICAL CLOSING LEVELS OF THE S&P 500(R) INDEX

Since its inception, the Index has experienced significant fluctuations. Any historical upward or downward trend in the value of the Index during any period shown below is not an indication that the value of the Index is more or less likely to increase or decrease at any time during the term of the Notes. The historical Index levels do not give an indication of future performance of the Index. UBS cannot make any assurance that the future performance of the Index or the Index Constituent Stocks will result in holders of the Notes receiving a positive return on their investment. The Index Starting Level is 1314.78, the closing level of the Index on the trade date.

The graph below illustrates the performance of the Index from January 29, 1988 through September 22, 2006.

        [The table below represents a line chart in the printed report.]

           1988        257.07
                       267.82
                       258.89
                       261.33
                       262.16
                        273.5
                       272.02
                       261.52
                       271.91
                       278.97
                        273.7
                       277.72
           1989        297.47
                       288.86
                       294.87
                       309.64
                       320.52
                       317.98
                       346.08
                       351.45
                       349.15
                       340.36
                       345.99
                        353.4
           1990        329.08
                       331.89
                       339.94
                        330.8
                       361.23
                       358.02
                       356.15
                       322.56
                       306.05
                          304
                       322.22
                       330.22
           1991        343.93
                       367.07
                       375.22
                       375.34
                       389.83
                       371.16
                       387.81
                       395.43
                       387.86
                       392.45
                       375.22
                       417.09
           1992        408.79
                        412.7
                       403.69
                       414.95
                       415.35
                       408.14
                       424.22
                       414.03
                        417.8
                       418.68
                       431.35
                       435.71
           1993        438.78
                       443.38
                       451.67
                       440.19
                       450.19
                       450.53
                       448.13
                       463.56
                       458.93
                       467.83
                       461.79
                       466.45
           1994        481.61
                       467.14
                       445.77
                       450.91
                       456.51
                       444.27
                       458.26
                        475.5
                       462.71
                       472.35
                       453.69
                       459.27
           1995        470.42
                       487.39
                       500.71
                       514.71
                        533.4
                       544.75
                       562.06
                       561.88
                       584.41
                        581.5
                       605.37
                       615.93
           1996        636.02
                       640.43
                        645.5
                       654.17
                       669.12
                       670.63
                       639.95
                       651.99
                       687.31
                       705.27
                       757.02
                       740.74
           1997        786.16
                       790.82
                       757.12
                       801.34
                       848.28
                       885.14
                       954.29
                       899.47
                       947.28
                       914.62
                        955.4
                       970.43
           1998        980.28
                      1049.34
                      1101.75
                      1111.75
                      1090.82
                      1133.84
                      1120.67
                       957.28
                      1017.01
                      1098.67
                      1163.63
                      1229.23
           1999       1279.64
                      1238.33
                      1286.37
                      1335.18
                      1301.84
                      1372.71
                      1328.72
                      1320.41
                      1282.71
                      1362.93
                      1388.91
                      1469.25
           2000       1394.46
                      1366.42
                      1498.58
                      1452.43
                       1420.6
                       1454.6
                      1430.83
                      1517.68
                      1436.51
                       1429.4
                      1314.95
                      1320.28
           2001       1366.01
                      1239.94
                      1160.33
                      1249.46
                      1255.82
                      1224.42
                      1211.23
                      1133.58
                      1040.94
                      1059.78
                      1139.45
                      1148.08
           2002        1130.2
                      1106.73
                      1147.39
                      1076.92
                      1067.14
                       989.82
                       911.62
                       916.07
                       815.28
                       885.76
                       936.31
                       879.82
           2003         855.7
                       841.15
                       848.18
                       916.92
                       963.59
                        974.5
                       990.31
                      1008.01
                       995.97
                      1050.71
                       1058.2
                      1111.92
           2004       1131.13
                      1144.94
                      1126.21
                       1107.3
                      1120.68
                      1140.84
                      1101.72
                      1104.24
                      1114.58
                       1130.2
                      1173.82
                      1211.92
           2005       1181.27
                       1203.6
                      1180.59
                      1156.85
                       1191.5
                      1191.33
                      1234.18
                      1220.33
                      1228.81
                      1207.01
                      1249.48
                      1248.29
           2006       1280.08
                      1280.66
                      1294.83
                      1310.61
                      1270.09
                       1270.2
                      1276.66
                      1303.82
                      1314.78

Source: Bloomberg L.P.

LICENSE AGREEMENT

S&P and UBS have entered into a non-exclusive license agreement providing for the license to UBS, and certain of its affiliates, in exchange for a fee, of the right to use the Index, in connection with securities, including the Notes. The Index is owned and published by S&P.

The license agreement between S&P and UBS provides that the following language must be set forth in this prospectus supplement:

The Notes are not sponsored, endorsed, sold or promoted by S&P. S&P makes no representation or warranty, express or implied, to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly, or the ability of the Index to track general stock market performance. S&P's only relationship to UBS is the licensing of certain trademarks and trade names of S&P and of the Index which is determined, composed and calculated by S&P without regard to UBS or the Notes. S&P has no obligation to take the needs of UBS or the owners

THE INDEX
--------------------------------------------------------------------------------

of the Notes into consideration in determining, composing or calculating the Index. S&P is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Notes to be issued or in the determination or calculation of the equation by which the Notes are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the Notes.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE INDEX OR ANY DATA INCLUDED THEREIN AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY UBS, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR ANY DATA INCLUDED THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE INDEX OR ANY DATA INCLUDED THEREIN.

WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

"Standard & Poor's," "S&P," "S&P 500," "Standard & Poor's 500" and "500" are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by UBS. The Notes are not sponsored, endorsed, sold or promoted by S&P and S&P makes no representation regarding the advisability of investing in the Notes.

--------------------------------------------------------------------------------


Valuation of the Notes

AT MATURITY. At maturity, you will receive a cash payment per $10 principal amount of the Notes based on the Index Return.

> If the Index Return is positive, you will receive your principal plus an additional payment equal to 100% of the Index Return.

> If the Index Return is between 0% and -15%, you will receive $10, your principal amount.

> If the Index Return is less than -15%, you will lose 1% (or fraction thereof) of your principal for each percentage point (or fraction thereof) that the Index Return is below -15%. For example, an Index Return of -20% will result in a 5% loss of principal. ACCORDINGLY, IF THE INDEX HAS DECLINED BY MORE THAN 15% OVER THE TERM OF THE NOTES, YOU WILL LOSE UP TO 85% OF YOUR PRINCIPAL AT MATURITY.

For further information concerning the calculation of the payment at maturity, see "What are the steps to calculate payment at maturity" on page S-3 and "Specific Terms of the Notes--Payment at Maturity" beginning on page S-18.

PRIOR TO MATURITY. The market value of the Notes will be affected by several factors many of which are beyond our control. We expect that generally the level of the Index on any day will affect the market value more than any other single factor. Other factors that may influence the market value of the Notes include, but are not limited to, supply and demand, exchange rates, the volatility of the Index, the level of interest rates and other economic conditions, as well as the perceived creditworthiness of UBS. See "Risk Factors" beginning on page S-8 for a discussion of the factors that may influence the market value of the Notes prior to maturity.

--------------------------------------------------------------------------------


Specific Terms of the Notes

In this section, references to "holders" mean those who own the Notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the Notes registered in street name or in the Notes issued in book-entry form through The Depository Trust Company or another depositary. Owners of beneficial interests in the Notes should read the section entitled "Legal Ownership and Book-Entry Issuance" in the accompanying prospectus.

The Notes are part of a series of debt securities entitled "Medium Term Notes, Series A" that we may issue from time to time, under the indenture more particularly described in the accompanying prospectus. This prospectus supplement summarizes specific financial and other terms that apply to the Notes. Terms that apply generally to all Medium Term Notes, Series A are described in "Description of Debt Securities We May Offer" in the accompanying prospectus. The terms described here (i.e., in this prospectus supplement) supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

Please note that the information about the price to the public and the net proceeds to UBS on the front cover of this prospectus supplement relates only to the initial sale of the Notes. If you have purchased the Notes in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

We describe the terms of the Notes in more detail below. The Notes are linked to the performance of the S&P 500(R) Index.

COUPON

We will not pay you interest during the term of the Notes.

DENOMINATIONS

Your minimum investment is 100 Notes at a principal amount at $10.00 per Note (for a total minimum purchase of $1,000). Purchases in excess of the minimum amount may be made in integrals of one Note at a principal amount of $10.00 per Note. Purchases and sales made in the secondary market are not subject to the minimum investment of 100 Notes.

PAYMENT AT MATURITY

At maturity, you will receive a cash payment per $10 principal amount of the Notes based on the Index Return:

> If the Index Return is positive, you will receive your principal plus an additional payment equal to 100% of the Index Return. In this case, the payment at maturity will be calculated as follows:

         $10 + ($10 x (100% x Index Return)).

>    If the Index Return is between 0% and -15%, you will receive $10.

> If the Index Return is less than -15%, you will lose 1% (or fraction thereof) of your principal for each percentage point (or fraction thereof) that the Index Return is below -15%. For example, a Index Return of -20% will result in a 5% loss of principal. In this case, the payment at maturity will be calculated as follows:

         $10 + ($10 x (Index Return + 15%)).

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

IF THE INDEX HAS DECLINED BY MORE THAN 15% OVER THE TERM OF THE NOTES, YOU WILL LOSE UP TO 85% OF YOUR PRINCIPAL AT MATURITY.

The "Index Return," which may be positive or negative, is the difference between the Index Ending Level and the Index Starting Level, expressed as a percentage of the Index Starting Level, calculated as follows:

                            Index Ending Level - Index Starting Level
            Index Return =  ------------------------------------------
                                       Index Starting Level

where the "Index Starting Level" equals the closing level of the Index on the trade date and the "Index Ending Level" will be the closing level of the Index on the final valuation date.

THE RETURN ON THE INDEX MAY BE NEGATIVE, AND AS A RESULT YOU MAY LOSE UP TO 85% OF YOUR INVESTMENT.

MATURITY DATE

The maturity date will be June 29, 2012, unless that day is not a business day, in which case the maturity date will be the next following business day. If the fifth business day before this applicable day does not qualify as the final valuation date as determined in accordance with "--Final Valuation Date" below, then the maturity date will be the fifth business day following such final valuation date. The calculation agent may postpone the final valuation date--and therefore the maturity date--if a market disruption event occurs or is continuing on a day that would otherwise be the final valuation date. We describe market disruption events under "--Market Disruption Event" below.

FINAL VALUATION DATE

The final valuation date will be June 22, 2012, unless the calculation agent determines that a market disruption event occurs or is continuing on that day. In that event, the final valuation date will be the first following calendar day on which the calculation agent determines that a market disruption event does not occur and is not continuing. In no event, however, will the final valuation date for the Notes be postponed by more than ten business days.

MARKET DISRUPTION EVENT

The calculation agent will determine the Index Ending Level on the final valuation date. As described above, the final valuation date may be postponed, and thus the determination of the Index Ending Level may be postponed if the calculation agent determines that, on the final valuation date, a market disruption event has occurred or is continuing for the Index. If such a postponement occurs, the calculation agent will use the closing level of the Index on the first calendar day on which no market disruption event occurs or is continuing. In no event, however, will the determination of the Index Ending Level be postponed by more than ten business days.

If the determination of the Index Ending Level is postponed to the last possible day, but a market disruption event for the Index occurs or is continuing on that day, that day will nevertheless be the date on which the Index Ending Level will be determined by the calculation agent. In such an event, the calculation agent will make a good faith estimate in its sole discretion of the Index Ending Level.

Any of the following will be a market disruption event:

> a suspension, absence or material limitation of trading in a material number of Index Constituent Stocks for more than two hours or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion;

> a suspension, absence or material limitation of trading in option or futures contracts relating to the Index or a material number of Index Constituent Stocks in the primary market for those contracts

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

     for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion;

> the Index is not published, as determined by the calculation agent in its sole discretion; or

> in any other event, if the calculation agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates to unwind all or a material portion of a hedge with respect to the Notes that we or our affiliates have effected or may effect as described below under "Use of Proceeds and Hedging."

The following events will not be market disruption events:

> a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market; or

> a decision to permanently discontinue trading in the option or futures contracts relating to the Index or any Index Constituent Stocks.

For this purpose, an "absence of trading" in the primary securities market on which option or futures contracts related to the Index or any Index Constituent Stocks are traded will not include any time when that market is itself closed for trading under ordinary circumstances.

REDEMPTION PRICE UPON OPTIONAL TAX REDEMPTION

We have the right to redeem the Notes in the circumstances described under "Description of Debt Securities We May Offer--Optional Tax Redemption" in the accompanying prospectus. If we exercise this right, the redemption price of the Notes will be determined by the calculation agent in a manner reasonably calculated to preserve your and our relative economic position.

DEFAULT AMOUNT ON ACCELERATION

If an event of default occurs and the maturity of the Notes is accelerated, we will pay the default amount in respect of the principal of the Notes at maturity. We describe the default amount below under "--Default Amount."

For the purpose of determining whether the holders of our Series A medium-term notes, of which the Notes are a part, are entitled to take any action under the indenture, we will treat the outstanding principal amount of the Notes as the outstanding principal amount of that Note. Although the terms of the Notes may differ from those of the other Series A medium-term notes, holders of specified percentages in principal amount of all Series A medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series A medium-term notes, including the Notes. This action may involve changing some of the terms that apply to the Series A medium-term notes, accelerating the maturity of the Series A medium-term notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the attached prospectus under "Description of Debt Securities We May Offer--Default, Remedies and Waiver of Default" and "--Modification and Waiver of Covenants."

DEFAULT AMOUNT

The default amount for the Notes on any day will be an amount, in U.S. Dollars for the principal of the Notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Notes. That cost will equal:

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

> the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

> the reasonable expenses, including reasonable attorneys' fees, incurred by the holders of the Notes in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for the Notes, which we describe below, the holders of the Notes and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest--or, if there is only one, the only--quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

DEFAULT QUOTATION PERIOD

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

>    no quotation of the kind referred to above is obtained, or

> every quotation of that kind obtained is objected to within five business days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business day objection period have not ended before the final valuation date, then the default amount will equal the principal amount of the Notes.

QUALIFIED FINANCIAL INSTITUTIONS

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

> A-1 or higher by Standard & Poor's Ratings Group or any successor, or any other comparable rating then used by that rating agency, or

> P-1 or higher by Moody's Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

DISCONTINUANCE OF OR ADJUSTMENTS TO THE INDEX; ALTERATION OF METHOD OF
CALCULATION

If S&P discontinues publication of the Index and it or any other person or entity publishes a substitute index that the calculation agent determines is comparable to the Index and approves such substitute index as a successor index, then the calculation agent will determine the Index Return, Index Ending Level, and the amount payable at maturity by reference to such successor index.

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

If the calculation agent determines that the publication of the Index are discontinued and that there is no successor index on any date when the level of the Index is required to be determined, the calculation agent will instead make the necessary determination by reference to a group of stocks or one or more indices and a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the Index.

If the calculation agent determines that the securities included in the Index or the method of calculating the Index have changed at any time in any respect that causes the Index not to fairly represent the level of the Index had such changes not been made or that otherwise affects the calculation of the Index Return, Index Ending Level or the amount payable at maturity, then the calculation agent may make adjustments in this method of calculating the Index that it believes are appropriate to ensure that the Index Ending Level used to determine the amount payable on the maturity date is equitable. All determinations and adjustments to be made by the calculation agent with respect to the Index Return, Index Ending Level, the amount payable at maturity or otherwise relating to the level of the Index may be made by the calculation agent in its sole discretion.

MANNER OF PAYMENT AND DELIVERY

Any payment on or delivery of the Notes at maturity will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City, but only when the Notes are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

BUSINESS DAY

When we refer to a business day with respect to the Notes, we mean a day that is a business day of the kind described in the "Description of Debt Securities We May Offer--Payment Mechanics for Debt Securities" in the attached prospectus.

MODIFIED BUSINESS DAY

As described in "Description of Debt Securities We May Offer--Payment Mechanics for Debt Securities" in the attached prospectus, any payment on the Notes that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date, except as described under "Maturity Date" and "Final Valuation Date" above.

ROLE OF CALCULATION AGENT

Our affiliate, UBS Securities LLC, will serve as the calculation agent. We may change the calculation agent after the original issue date of the Notes without notice. The calculation agent will make all determinations regarding the value of the Notes at maturity, market disruption events, business days, the default amount, the Index Starting Level, the Index Ending Level and the amount payable in respect of your Notes. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the calculation agent.

BOOKING BRANCH

The Notes will be booked through UBS AG, Jersey Branch.

--------------------------------------------------------------------------------


Use of Proceeds and Hedging

We will use the net proceeds we receive from the sale of the Notes for the purposes we describe in the attached prospectus under "Use of Proceeds." We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Notes as described below.

In anticipation of the sale of the Notes, we or our affiliates expect to enter into hedging transactions involving purchases of securities included in or linked to the Index and/or listed and/or over-the-counter options, futures or exchange-traded funds on Index Constituent Stocks or the Index prior to and/or on the trade date. From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into. In this regard, we or our affiliates may:

>    acquire or dispose of securities of the issuers of Index Constituent
     Stocks,

> acquire or dispose of long or short positions in listed or over-the-counter options, futures, exchange-traded funds or other instruments based on the level of the Index or the value of the Index Constituent Stocks,

> acquire or dispose of long or short positions in listed or over-the-counter options, futures, or exchange-traded funds or other instruments based on the level of other similar market indices or stocks, or

>    any combination of the three.

We or our affiliates may acquire a long or short position in securities similar to the Notes from time to time and may, in our or their sole discretion, hold or resell those securities.

We or our affiliates may close out our or their hedge on or before the final valuation date. That step may involve sales or purchases of Index Constituent Stocks, listed or over-the-counter options or futures on Index Constituent Stocks or listed or over-the-counter options, futures, exchange-traded funds or other instruments based on indices designed to track the performance of the Index or other components of the U.S. equity markets.

THE HEDGING ACTIVITY DISCUSSED ABOVE MAY ADVERSELY AFFECT THE MARKET VALUE OF THE NOTES FROM TIME TO TIME. SEE "Risk Factors" on page S-8 FOR A DISCUSSION OF THESE ADVERSE EFFECTS.

--------------------------------------------------------------------------------


Capitalization of UBS


The following table sets forth the consolidated capitalization of UBS in accordance with International Financial Reporting Standards and translated into U.S. dollars.

AS OF JUNE 30, 2006 (UNAUDITED)                                CHF          USD
--------------------------------------------------------------------------------
                                                                 (IN MILLIONS)
Debt
  Debt issued(1) ........................................   287,245      234,677
                                                            -------      -------
  Total Debt ............................................   287,245      234,677
Minority Interest(2) ....................................     6,061        4,952
Shareholders' Equity ....................................    45,465       37,145
                                                            -------      -------
Total capitalization ....................................   338,771      276,774
                                                            =======      =======

---------
(1) INCLUDES MONEY MARKET PAPER AND MEDIUM TERM NOTES AS PER BALANCE SHEET POSITION BASED ON REMAINING MATURITIES.
(2)  INCLUDES TRUST PREFERRED SECURITIES.

Swiss franc (CHF) amounts have been translated into U.S. dollars (USD) at the rate of CHF 1 = USD 0.81699.

--------------------------------------------------------------------------------


Supplemental Tax Considerations

THE FOLLOWING IS A GENERAL DESCRIPTION OF CERTAIN UNITED STATES AND SWISS TAX CONSIDERATIONS RELATING TO THE NOTES. IT DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF ALL TAX CONSIDERATIONS RELATING TO THE NOTES. PROSPECTIVE PURCHASERS OF THE NOTES SHOULD CONSULT THEIR TAX ADVISERS AS TO THE CONSEQUENCES UNDER THE TAX LAWS OF THE COUNTRY OF WHICH THEY ARE RESIDENT FOR TAX PURPOSES AND THE TAX LAWS OF SWITZERLAND AND THE UNITED STATES OF ACQUIRING, HOLDING AND DISPOSING OF THE NOTES AND RECEIVING PAYMENTS OF INTEREST, PRINCIPAL AND/OR OTHER AMOUNTS UNDER THE NOTES. THIS SUMMARY IS BASED UPON THE LAW AS IN EFFECT ON THE DATE OF THIS PROSPECTUS SUPPLEMENT AND IS SUBJECT TO ANY CHANGE IN LAW THAT MAY TAKE EFFECT AFTER SUCH DATE.

SUPPLEMENTAL U.S. TAX CONSIDERATIONS

The discussion below supplements the discussion under "U.S. Tax Considerations" in the attached prospectus. This discussion applies to you only if you hold your Notes as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

     o    a dealer in securities,

     o a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

     o    a bank,

     o    a life insurance company,

     o    a tax-exempt organization,

     o a person that owns Notes as part of a straddle or a hedging or conversion transaction for tax purposes, or

     o a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This discussion is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

If a partnership holds the Notes, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the Notes should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the Notes.

Except as otherwise noted under "Non-United States Holders" below, this discussion is only applicable to you if you are a United States holder.

You are a United States holder if you are a beneficial owner of a Note and you are: (i) a citizen or resident of the United States, (ii) a domestic corporation, (iii) an estate whose income is subject to United States federal income tax regardless of its source, or (iv) a trust if a United States court can exercise primary supervision over the trust's administration and one or more United States persons are authorized to control all substantial decisions of the trust.

SUPPLEMENTAL TAX CONSIDERATIONS
--------------------------------------------------------------------------------

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE NOTES SHOULD BE TREATED FOR UNITED STATES FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN NOTES ARE UNCERTAIN. ACCORDINGLY, WE URGE YOU TO CONSULT YOUR TAX ADVISER AS TO THE TAX CONSEQUENCES OF HAVING AGREED TO THE REQUIRED TAX TREATMENT OF YOUR NOTES DESCRIBED BELOW AND AS TO THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS TO YOUR INVESTMENT IN YOUR NOTES.

In the opinion of our counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes as a pre-paid cash-settled forward contract with respect to the Index and the terms of your Notes require you and us (in the absence of an administrative or judicial ruling to the contrary) to treat your Notes for all tax purposes in accordance with such characterization. If your Notes are so treated, you would recognize capital gain or loss upon the sale or maturity of your Notes in an amount equal to the difference between the amount realized at such time and your tax basis in the Notes. In general, your tax basis in your Notes would be equal to the price you paid for it. Capital gain of a noncorporate United States holder is generally taxed at preferential rates where the property is held more than one year. The deductibility of capital losses is subject to limitations. Your holding period for your Notes will generally begin on the date after the issue date (I.E., the settlement date) for your Notes and, if you hold your Notes until maturity, your holding period will generally include the maturity date.

ALTERNATIVE TREATMENT. Alternatively, it is possible that your Notes could be treated as a debt instrument subject to the special tax rules governing contingent debt instruments. If your Notes are so treated, you would be required to accrue interest income over the term of your Notes based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your Notes. You would recognize gain or loss upon the sale, redemption or maturity of your Notes in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your Notes. In general, your adjusted basis in your Notes would be equal to the amount you paid for your Notes, increased by the amount of interest you previously accrued with respect to your Notes. Any gain you recognize upon the sale, redemption or maturity of your Notes would be ordinary income and any loss recognized by you at such time would be ordinary loss to the extent of interest you included in income in the current or previous taxable years in respect of your Notes, and thereafter, would be capital loss.

If your Notes are treated as contingent debt instruments and you purchase your Notes in the secondary market at a price that is at a discount from, or in excess of, the adjusted issue price of your Notes, such excess or discount would not be subject to the generally applicable market discount or amortizable bond premium rules described in the accompanying prospectus but rather would be subject to special rules set forth in Treasury Regulations governing contingent debt instruments. Accordingly, if you purchase your Notes in the secondary market, you should consult your tax adviser as to the possible application of such rules to you.

Because of the absence of authority regarding the appropriate tax characterization of your Notes, it is possible that the Internal Revenue Service could seek to characterize your Notes in a manner that results in tax consequences to you that are different from those described above. For example, the Internal Revenue Service could possibly assert that any gain or loss that you recognize upon the maturity of the Notes should be treated as an ordinary gain or loss. You should consult your tax adviser as to the tax consequences of such characterization and any possible alternative characterizations of your Notes for U.S. federal income tax purposes.

TREASURY REGULATIONS REQUIRING DISCLOSURE OF REPORTABLE TRANSACTIONS. Treasury regulations require United States taxpayers to report certain transactions that give rise to a loss in excess of certain

SUPPLEMENTAL TAX CONSIDERATIONS
--------------------------------------------------------------------------------

thresholds (a "Reportable Transaction"). Under these regulations, if the Notes are denominated in a foreign currency, a United States holder that recognizes a loss with respect to the Notes that is characterized as an ordinary loss due to changes in currency exchange rates (under any of the rules discussed above) would be required to report the loss on Internal Revenue Service Form 8886 (Reportable Transaction Statement) if the loss exceeds the thresholds set forth in the regulations. For individuals and trusts, this loss threshold is $50,000 in any single taxable year. For other types of taxpayers and other types of losses, the thresholds are higher. You should consult with your tax advisor regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning and disposing of Notes.

BACKUP WITHHOLDING AND INFORMATION REPORTING. If you are a noncorporate United States holder, information reporting requirements, on Internal Revenue Service Form 1099, generally will apply to:

     o payments of principal and interest on a Note within the United States, including payments made by wire transfer from outside the United States to an account you maintain in the United States, and

     o the payment of the proceeds from the sale of a Note effected at a United States office of a broker.

Additionally, backup withholding will apply to such payments if you are a noncorporate United States holder that:

     o    fails to provide an accurate taxpayer identification number,

     o is notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns, or

     o in certain circumstances, fails to comply with applicable certification requirements.

Payment of the proceeds from the sale of a Note effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of a Note that is effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

     o the proceeds are transferred to an account maintained by you in the United States,

     o the payment of proceeds or the confirmation of the sale is mailed to you at a United States address, or

     o the sale has some other specified connection with the United States as provided in U.S. Treasury regulations,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption.

In addition, a sale of a Note effected at a foreign office of a broker will be subject to information reporting if the broker is:

     o    a United States person,

     o    a controlled foreign corporation for United States tax purposes,

     o a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, or

     o    a foreign partnership, if at any time during its tax year:

SUPPLEMENTAL TAX CONSIDERATIONS
--------------------------------------------------------------------------------

     o one or more of its partners are "U.S. persons", as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

     o such foreign partnership is engaged in the conduct of a United States trade or business,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.

NON-UNITED STATES HOLDERS. If you are not a United States holder, you will not be subject to United States withholding tax with respect to payments on your Notes but you may be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your Notes unless you comply with certain certification and identification requirements as to your foreign status.

SUPPLEMENTAL TAX CONSIDERATIONS UNDER THE LAWS OF SWITZERLAND

TAX ON PRINCIPAL AND INTEREST
Under present Swiss law, payment of interest, if any, on and repayment of principal of the Notes by us are not subject to Swiss withholding tax (Swiss Anticipatory Tax), and payments to holders of the Notes who are non-residents of Switzerland and who during the taxable year have not engaged in trade or business through a permanent establishment within Switzerland will not be subject to any Swiss Federal, Cantonal or Municipal income tax.

GAINS ON SALE OR REDEMPTION
Under present Swiss Law, a holder of the Notes who is a non-resident of Switzerland and who during the taxable year has not engaged in trade or business through a permanent establishment within Switzerland will not be subject to any Swiss Federal, Cantonal or Municipal income or other tax on gains realized during the year on the sale or redemption of a Note.

STAMP, ISSUE AND OTHER TAXES
There is no tax liability in Switzerland in connection with the issue, turnover and redemption of the Notes. However, the Notes sold through a bank or other securities dealer resident in Switzerland or Liechtenstein might be subject to Securities Turnover Tax.

RESIDENTS OF SWITZERLAND
If you are an individual resident in Switzerland for tax purposes and hold Notes as your private property, you should consult with your own tax advisor. It is possible that, for Swiss income tax purposes, your investment in Notes may be treated as an investment in bonds with a variable one-time return. Thus, if you hold your Notes until maturity, you may be taxed upon any proceeds from the repayment in excess of the principal amount initially invested. If you sell your Notes to a third party prior to maturity, you may be taxed upon the difference between the sale proceeds and your initially invested amount.

--------------------------------------------------------------------------------


ERISA Considerations

We, UBS Securities LLC, UBS Financial Services Inc. and other of our affiliates may each be considered a "party in interest" within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or a "disqualified person" (within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code")) with respect to an employee benefit plan that is subject to ERISA and/or an individual retirement account, Keogh plan or other plan or account that is subject to Section 4975 of the Code ("Plan"). The purchase of the Notes by a Plan with respect to which UBS Securities LLC, UBS Financial Services Inc. or any of our affiliates acts as a fiduciary as defined in Section 3(21) of ERISA and/or Section 4975 of the Code ("Fiduciary") would constitute a prohibited transaction under ERISA or the Code unless acquired pursuant to and in accordance with an applicable exemption. The purchase of the Notes by a Plan with respect to which UBS Securities LLC, UBS Financial Services Inc. or any of our affiliates does not act as a Fiduciary but for which any of the above entities does provide services could also be prohibited, but one or more exemptions may be applicable. Any person proposing to acquire any Notes on behalf of a Plan should consult with counsel regarding the applicability of the prohibited transaction rules and the applicable exemptions thereto. Upon purchasing the Notes, a Plan will be deemed to have represented that the acquisition, holding and, to the extent relevant, disposition of the Notes is eligible for relief under Prohibited Transaction Class Exemption ("PTCE") 84-14, PTCE 90-1, PTCE 91-38, PTCE 95-60 or PTCE 96-23. The discussion above supplements the discussion under "ERISA Considerations" in the attached prospectus.

--------------------------------------------------------------------------------


Supplemental Plan of Distribution

UBS has agreed to sell to UBS Securities LLC and UBS Financial Services Inc., and UBS Securities LLC and UBS Financial Services Inc. have agreed to purchase from UBS, the aggregate principal amount of the Notes specified on the front cover of this prospectus supplement. UBS Securities LLC and UBS Financial Services Inc. intend to resell the offered Notes at the original issue price applicable to the offered Notes to be resold. UBS Securities LLC and UBS Financial Services Inc. may resell Notes to securities dealers at a discount of up to 3% from the original issue price applicable to the offered Notes. In the future, we or our affiliates may repurchase and resell the offered Notes in market-making transactions. For more information about the plan of distribution and possible market-making activities, see "Plan of Distribution" in the attached prospectus.

UBS may use this prospectus supplement and accompanying prospectus in the initial sale of any Notes. In addition, UBS, UBS Securities LLC, or any other affiliate of UBS may use this prospectus supplement and accompanying prospectus in a market-making transaction for any Notes after its initial sale. In connection with this offering, UBS, UBS Securities LLC, UBS Financial Services Inc., and any other affiliate of UBS or any other securities dealers may distribute this prospectus supplement and accompanying prospectus electronically. Unless stated otherwise in the confirmation of sale delivered by UBS or its agent, this prospectus supplement and accompanying prospectus are being used in a market-making transaction.

We expect to deliver the Notes against payment for the Notes on or about the fifth business day following the date of the pricing of the Notes. Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the Notes initially will settle in T+5, to specify alternative settlement arrangements to prevent a failed settlement.

You should rely only on the information incorporated by reference or provided in this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of the document.

TABLE OF CONTENTS

-------------------------------------------

PROSPECTUS SUPPLEMENT

Prospectus Supplement Summary .............       S-1
Risk Factors ..............................       S-8
The Index .................................      S-13
Valuation of the Notes ....................      S-17
Specific Terms of the Notes ...............      S-18
Use of Proceeds and Hedging ...............      S-23
Capitalization of UBS .....................      S-24
Supplemental Tax Considerations ...........      S-25
ERISA Considerations ......................      S-29
Supplemental Plan of Distribution .........      S-30

PROSPECTUS

Introduction ..............................         3
Cautionary Note Regarding Forward-
  Looking Statements ......................         5
Incorporation of Information About
  UBS AG ..................................         7
Where You Can Find More Information .......         8
Presentation of Financial Information .....         9
Limitations on Enforcement of U.S.
  Laws Against UBS AG, Its
  Management and Others ...................        10
Capitalization of UBS .....................        10
UBS .......................................        11
Use of Proceeds ...........................        13
Description of Debt Securities We May
  Offer ...................................        14
Description of Warrants We May Offer ......        36
Legal Ownership and Book-Entry
  Issuance ................................        53
Considerations Relating to Indexed
  Securities ..............................        59
Considerations Relating to Securities
  Denominated or Payable in or Linked to
  a Non-U.S. Dollar Currency ..............        62
U.S. Tax Considerations ...................        65
Tax Considerations Under the Laws of
  Switzerland .............................        76
ERISA Considerations ......................        78
Plan of Distribution ......................        79
Validity of the Securities ................        82
Experts ...................................        82


[LOGO OMITTED] UBS


Partial
Principal
Protected
Notes


UBS AG $__ NOTES
LINKED TO THE S&P 500(R) INDEX
DUE JUNE 29, 2012



PROSPECTUS SUPPLEMENT


SEPTEMBER 22, 2006
(TO PROSPECTUS DATED MARCH 27, 2006)




UBS INVESTMENT BANK
UBS FINANCIAL SERVICES INC.